U.S. SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 10/A
(Amendment No. 3)

GENERAL FORM FOR REGISTRATION OF SECURITIES
Pursuant to Section 12(b) or 12(g) of the Securities Exchange Act of 1934

MIKE THE PIKE PRODUCTIONS INC.
(Exact name of registrant as specified in its charter)

WYOMING	47-2131970
(State or Other Jurisdiction of Incorporation)	(IRS Employer Identification Number)

9419 East San Salvador; Suite 105-B8 Scottsdale, AZ 85258
 (Address of principal executive offices, zip code)

310.986.2734
Registrant’s telephone number, including area code

Securities registered pursuant to Section 12(b) of the Exchange Act: None

Securities registered pursuant to Section 12(g) of the Exchange Act: Common Stock, $0.001 par value

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☐	Smaller reporting company	☒
(Do not check if a smaller reporting company)

FORWARD LOOKING STATEMENTS

This Form 10 contains forward-looking information. This document contains forward-looking statements. Any statements contained in this document that are not statements of historical fact may be deemed to be forward-looking statements. You can identify forward-looking statements as those that are not historical in nature, particularly those that use terminology such as “may”, “will”, “should”, “expects”, “anticipates”, “contemplates”, “estimates”, “believes”, “plans”, “projects”, “predicts”, “potential” or “continue” or the negative of these similar terms. In evaluating these forward-looking statements, you should consider various factors, including the following: (a) those risks and uncertainties related to general economic conditions, (b) whether we are able to manage our planned growth efficiently and operate profitably, (c) whether we are able to generate sufficient revenues or obtain financing to sustain and grow our operations, and (d) whether we are able to successfully fulfill our primary requirements for cash. The Company’s actual results may differ significantly from the results projected in the forward-looking statements. The Company assumes no obligation to update forward-looking statements.

FORM 10 INFORMATION

ITEM 1. BUSINESS

Overview

Our principal offices are located at 9419 East San Salvador; Suite 105-B8; Scottsdale, AZ  85258.  Our telephone number is 310.986.2734 and our official website is www.mtpprods.com.

History

MIKE THE PIKE PRODUCTIONS INC.   (the “Company”) operates as a media holdings company with an active focus in the entertainment industry,  including  motion picture/entertainment content development, production & distribution, graphic novels, and literary assets. Mike The Pike Productions Inc. has one wholly owned subsidiary and one limited partnership. Saint James Films, LLC (“SJF”) is a wholly owned subsidiary which is a genre/grindhouse cinema studio that develops, produces, and licenses genre films for worldwide markets. The company has produced and/or acquired seven feature films to date with two in pre-production currently. Features in the SJF library are currently generating nominal revenues. The Limited Partnership is Spokefish Entertainment which is a graphic novel partnership between Mike The Pike Productions Inc. and Spoke Lane Entertainment that publishes graphic novel assets toward sales and film rights/screen adaptions.

Mike The Pike Productions Inc., originated as a company called Reflexor Inc. This was a corporation, located in New York, New York and was formed on Oct 16, 1997. Reflexor, Inc.’s operations consisted of managing and distributing prepaid card products, specifically development of prepaid phone cards.  On August 15th, 2001, John Riddle resigned and Michael Paloma was appointed President & CEO. Paloma announced as Director in the Articles of Incorporation that the Company would be renamed Advanced Bodymetrics Corporation. Advanced Bodymetrics Corporation(TM) was a high technology company dedicated to developing products for monitoring vital functions of the human body and displaying such data via a wristwatch or simple arm monitor. Advanced Bodymetrics Corporation's research and development employed advanced, proprietary sensor technologies for health and fitness use. On January 24, 2002 Advanced Bodymetrics Corporation acquired ICM Telecommunications, Inc. Douglas Hamby was named President  & CEO of ICM Telecommunications Inc. ICM Telecommunications was a rapidly growing supplier of prepaid, stored value debit cards on a national and international basis through its partnership with Secure Financial Solutions.  ICM Telecommunications underwent a name change and was called eHoldings Technology Inc.  The name change reflects an expansion of the company's business plan to include global monitoring systems, in addition to its focus on debit cards and telecommunications applications. On December 26th 2007 Douglas Hamby Resigned and Kevin May was appointed as President and CEO of the Company which then changed its name toPine Ridge Holdings, Inc.  Pine Ridge Holdings was a property management/real estate development and technology development holding company. Pine Ridge Holdings had four operating businesses in its portfolio and was evaluating other management and/or acquisition opportunities in Indiana, Ohio, Michigan, Arizona, and North Carolina. On April 24th 2009 Kevin May resigned and concurrently appointed Mark B. Newbauer as CEO of the Company. May also transferred ownership of the Company’s controlling shares to Mark B. Newbauer. On August 5th, 2009, the name was changed from Pine Ridge Holdings, Inc. to Mike The Pike Productions, Inc. On October 5, 2010 a merger was formed with Mike The Pike Merger Sub, a business corporation organized under the laws of the State of Wyoming, to redomicile the company in Nevada and Mike The Pike Productions, Inc. survived the merger as a Wyoming Company.

Business

Mike The Pike Productions Inc. is a Wyoming Corporation with headquarters in Scottsdale, Arizona. The Company’s primary operations include motion picture/entertainment content development, production & distribution, graphic novels, and literary assets. It is the Company’s belief that it chooses its endeavors carefully and projects are initiated when the Company feels that commercial prospects are viable and investment risk is mitigated wherever possible, in the form of tax incentives, in-kind gifts, deferred compensation or services rendered for equity participation in favor of cash, etc.. As well, management takes responsibility for personally evaluating content, budgets, historical data, current trends, branding and talent with a passion and focus for the creative process on everything we do.

The company currently consists of:

●   Mike The Pike Productions Inc.: An independent studio that develops and produces entertainment content for worldwide markets. As well, the Company has a focus on identifying and securing literary assets toward adaptation to film/television/new media.

●   Saint James Films: wholly owned subsidiary: A genre/grindhouse cinema studio that develops, produces and licenses highly entertaining genre films for worldwide markets. The company has produced and/or acquired 7 feature films to date, including: (i) Captain Battle; (ii) Jurassic Shark; (iii) Agent Beetle; (iv) Lizzie Borden’s Revenge; (v) Nightscape; (vi) Blood Rites; (vii) Get the Girl; (viii) Don’t Look in the Cellar; (ix) The Black Knight Returns; (x) Between Light and Darkness; and (xi) Aftermath.

●   Spokefish Entertainment: A graphic novel partnership between Mike The Pike Productions Inc. and Spoke Lane Entertainment which publishes graphic novel assets toward sales and film rights/screen adaptations. The Company has a 50% interest in the partnership.

●  ServeNation: A subsidiary which holds a U.S. non-provisional patent application with USPTO for a process involving automated charitable donations via debit card, Near Field Communication1 (“NFC”) and other methods.

________________

1   NFC is technology that enables smartphones and other devices to establish radio communication with each other by touching them together or bringing them into proximity, typically a distance of 10 cm (3.9 in) or less.  The technology can be used as a payment method for transfer funds between accounts using devices compatible with the technology.  Examples of this technology in the market place include Apple’s iPay and Google’s GoogleWallet.

We are in the development stage and consequently the Company is subject to risks associated with development stage companies, including the uncertainty of the Company's technology and intellectual property resulting in successful commercial products or services as well as the marketing and customer acceptance of such products or services; competition from larger studios and dependence on strategic partnerships. To achieve successful operations, the Company will require additional capital to finance the acquisition of film and literary properties, development of new media properties, marketing and the creation and rendering of ‘third’ screen content (tablets, mobile phones, etc.). Currently, financing is not readily available to the Company and the Company will be seeking debt or equity partners to satisfy our needs on an ongoing basis until revenues, if any, suffice toward sustainable growth without the need for financing.

The Company currently earns receivables through sales commitments for its film slate in Saint James Films, LLC (subsidiary) but has limited access to capital as its projects are either in their infancy and/or have not reached a stage in their production cycle to a point where they are able to be monetized, or the Company has participation in project(s) which are ready to be monetized but are in a phase of discovery as such toward the best possible financial outcome for all involved.  The Company currently has $2500 in its treasury with a monthly burn rate of approximately $1500 which, if not available to the Company, is provided by the CEO in the form of a loan and/or paid-in capital.

ServeNation is a wholly-owned subsidiary of Mike The Pike Productions, Inc.  It was a company formed to develop prepaid debit card products. Thereafter,it had been decided that our focus would be in the realm of entertainment and new media as it related to prepaid debit card products.However,  ServeNation, Inc. currently only exists to protect an active non-provisional patent application with USPTO regarding a patent-pending process for automated charitable donations.

Mike The Pike Productions is partnered with Spoke Lane Entertainment for the purpose of funding, creating and distributing a slate of Graphic Novels.  Mike The Pike Productions, Inc. is a Producer and Financier on the books in exchange for 20% return on investment plus 50% of profits.

TomCat Films, LLC is a reputable international sales agent for motion pictures helmed by industry veteran, Ted Chalmers.  Mike The Pike Productions, Inc., via its subsidiary, Saint James Films, LLC, has an agreement with TomCat in which TomCat will sell rights to the films in worldwide territories on behalf of Saint James Films, LLC.  Currently they are selling rights to our films.

We are an “emerging growth company” as defined in the Jumpstart Our Business Startups Act (“JOBS Act”).

Competition

Competition in the entertainment industry is staggering for a number of reasons. First and foremost, for a development stage company or any one studio/production company that is not an established studio, thousands of quality films and otherwise worldwide, are produced, but overshadowed by larger films given Legacy studios’ (Disney, Lionsgate, Warner Brothers, etc.) access to deep pocket financing inclusive of P&A (prints and advertising budgets). As well, the overall costs to produce and deliver a feature film have decreased dramatically. This means there are exponentially more films on the market each year, leading to increased supply and decreased demand, particularly in the independent film market.

As well, competition among entertainment delivery platforms has intensified as they continue to evolve. As Plunkett Research reports, smartphones are now used more and more for entertainment purposes, including games, videos and TV-like programming. Broadband to the home has matured into a true mass-market medium, while wireless broadband systems such as Wi-Fi are enhancing the mobility of entertainment and media access. A serious evolution of access and delivery methods will continue at a rapid-fire pace, and media companies will be forced to be more nimble than ever. Mobile TV is taking a large step forward thanks to new technologies and platforms that provide programming to cellphones, laptops and other mobile devices. The implications of these changes are staggering. The business models upon which most entertainment companies have traditionally run are becoming obsolete. Revenue from traditional advertising is in jeopardy while revenue from subscription-based business models is soaring. Online advertising is growing rapidly.

Forecasted Sales and Operations:

Mike the Pike Productions does not anticipate revenues by EOY 2014, however expects its existing passive or active participation in feature film, literary properties and graphic novels to provide a positive return for the Company.  As well, the Company intends to launch at least 2 new media channels each year for the next 2 years, the first of which will feature short-form horror content (short films, videos and webisodes) along with contests, convention coverage and industry news and will rely on ad-based compensation via YouTube and on its own separate website.

•	For EOY 2015, the Company believes it can achieve total revenues to exceed $150,000.
•	For EOY 2016, the Company believes it can achieve total revenues to exceed $200,000.
•	For EOY 2017, the Company believes it can achieve total revenues to exceed $250,000.

The Company cannot assure it will achieve these goals. As the Company has limited cash flow from operations, its ability to maintain normal operations is entirely dependent upon obtaining adequate cash to finance its endeavors.  The Company does not ordinarily make projections of its future operating results and undertakes no obligation (and expressly disclaims any obligation) to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law. Readers should carefully review this document and the other documents filed by the Company with the SEC. This section should be read together with the audited consolidated financial statements of the Company and related notes set forth elsewhere in this Form.

Mike The Pike Productions Inc., and/or its subsidiaries, partnerships, will also pursue the goals below:

•
Understand customer habits, competition and overall, the ever-evolving entertainment and new media industries, toward becoming a successful, contending mini-major studio. This is an ongoing learning process.

•	Harvest an operating new media division including website(s) and/or channel(s) featuring both original and licensed content. The cost to launch this objective will be approximately $5000, including website design and initial marketing expenses for our first channel/website. We intend to launch HorrorHive, a website and YouTube channel(s) devoted to short-form horror content from up and coming filmmakers and writers interested in the genre. The conception for this fan/filmmaker site feature short films, trailers, webisodes and coverage of horror conventions and industry news as well as featured podcasts from third-party participants. Though capital is not currently available, the CEO has committed to loaning the start-up costs to the Company or providing paid-in capital to complete this objective by June of 2015. However, this commitment is on a best-efforts basis, and therefore there is no guarantee that our CEO will be able to meet the demands continued operations. A website coder and designer has been identified as willing and able to complete the task to the Company’s standards. As well, we have a verbal agreement with Open Sign Productions, LLC of Fort Wayne, Indiana to provide production services for webisodes and convention coverage/interviews in exchange for 10% equity participation in the channel’s net revenues and in exchange for film equipment purchased by the Company’s CEO including lights, lenses and special effects software for Adobe After Effects. We will commemorate the Agreement in long-form with a written Agreement in Q1 2015, prior to launch.
•
Identify and acquire film/tv/new media rights to literary properties with the intent to develop projects independently and/or partner with larger companies/studios to leverage overall potential for financial return, wherever possible. This is an ongoing discovery agenda in which the Company may never act until and unless a viable literary property is identified and capital is available for this objective.  Currently the Company has an active offer to Option a multi-book award winning graphic novel series with terms that have been verbally accepted by its authors/owners.  The Company plans to Option the material in Q1 of 2015, if at all available.  The terms of the Option have been agreed to and the Option price will be furnished by the Company’s CEO in the form of a loan or paid-in capital if the Company does not have sufficient capital to do so.  Again, our CEO has committed on a best-efforts basis, and we cannot guarantee we will be able be able to meet the cost of the Option.

•
 Create a sustainable production flow in its subsidiary, Saint James Films, LLC, creating and/or acquiring up to 5 salable projects per year with the intention of building relationships with up and coming talent while building the company's title library toward additional worldwide licensing revenues. This objective will only be possible with a raise of paid-in capital, venture debt or equity partners in the amount of $150,000 based on current sales projections for similar themed films of similar quality. Projects will be produced only if pre-approved by TomCat Films or another reputable distributor for licensing. Currently TomCat has approved a proposed slate.  It will take up to 24 months to realize net revenues, if at all, from each project produced. We intend to create an executive summary for raise of funds by the end of 2015 and, if successful, will begin pre-production on at least 1 project immediately.

•
Streamline business processes to operate economically. Reduce the overall expenditures. The CFO and CEO will work together in Q1 2015 to develop efficient practice protocol in line with existing strategies, such as partnering with third parties which will share development and production expense in exchange for equity in the particular project for which we are partnered.   Produce, Executive Produce or otherwise significantly participate, financially and/or creatively as Mike The Pike Productions Inc., and/or its subsidiaries, in motion pictures (film, television, new media) toward a financial return and/or elevation of brand toward access to additional opportunities which may grow the Company. This is an ongoing goal that the Company is actively practicing via its projects as listed below.

We believe that our stated goals can be reached, based on the experience of our management team as well as our creative and professional alliances, all of which have extensive experience in the entertainment industry, particularly the world of feature films and television. Mike The Pike Productions Inc. aims to establish a track record for identifying strong prospects for financial return and has already secured positions in industry-relevant motion picture(s) and literary asset(s) with vested equity toward speculative returns. The company has weathered, to date, significant changes in and evolution of the entertainment industry as a whole, including increased supply, shift in viewing behavior and buying habits and a highly competitive distribution landscape. The Company’s goal is to foster projects to a point where they are generating revenue toward sustainable growth and additional opportunities to increase brand awareness and an impactful reputation in the entertainment industry.

The Company currently is invested in the amount of $87,510.66 in a sci-fi feature, for which it also acts as an Executive Producer and Mr. Newbauer as a Producer.  Mike The Pike Productions as an Investor shall be repaid one hundred and fifteen percent (115%) of the investment in the Picture, pari pasu with other investors from first monies actually received from the exploitation of the Picture. Prior to recoupment by Mike the Pike Productions, certain third party fees and expenses including, but not limited to, distribution fees and expenses, and/or sales agency fees and expenses, will be paid from the first proceeds generated by the Picture, which third party payments shall take priority over repayment to Mike the Pike Productions. Upon repayment of all sums due to all investors, the parties shall share equally in any profits actually paid to the production. Fifty percent (50%) of One Hundred (100%) percent of the profits shall be accorded to all the investors.

As well, the Company currently holds a 12.5% passive revenue share in the potential exploitation of television, film, video game and merchandising rights to a certain award winning literary property in addition to recoupable expenditures of $50,000.

The Company currently holds a 50% equity stake in a graphic novel slate after repayment of 120% of the investment in the slate.  Investment to date has been $45,783 and 1 of 3 books have been completed to date.

The Company also owns a library of films via its subsidiary, Saint James Films, LLC that are currently accruing receivables via sales in worldwide territories.

The Company, via its subsidiary, ServeNation, Inc., currently has a non-provisional U.S. patent application submitted to USPTO for a unique process for automated charitable donations using debit cards and NFC2. The Company hopes to have its application approved toward licensing the process to entities involved in fundraising for non-profit organizations, schools, sports teams, among others.

The Company also has the rights to two feature film screenplays entitled ‘Children of the Night’ and ‘Fish in a Barrel’ which it seeks to develop, produce and distribute when, if at all, risks can be mitigated to the point where the Company is comfortable securing capital toward a net positive return.

Future Acquisitions

Over the next twelve months, Mike The Pike Productions Inc. seeks to identify and option or purchase literary properties which the Company finds, if at all, to be viable toward adaptation for feature film, television and/or new media outlets.  The Company has currently identified an award-winning multi-book series that it plans to Option in Q1 of 2015, if at all.  The terms of the Option have been agreed to and the Option price will be furnished by the Company’s CEO if the Company does not have sufficient capital to do so.

As well, the Company intends to develop and package at least one original feature film based on an original screenplay (working title: Ghosthunters) toward production with worldwide distribution. If capital is not readily available for these goals, we intend to aggressively seek financing via venture debt or an equity partner(s), though the Company cannot in any way guarantee we can achieve such opportunities. The Company also hopes to identify a viable post-production facility for acquisition for which it hopes to utilize Company stock for purchase, if one can be identified at all and if, at the time of identification, it is feasible to do so.

 The Company also intends to monetize projects it currently has an active or passive stake in, when and where available, including feature film, White Space, George R.R. Martin's The Skin Trade, The Saint James Films library and R.E.M., a graphic novel the Company is executive producing in a partnership with Spoke Lane Entertainment, with whom it is producing at least 2 additional books. The Company notes that these are highly speculative projects and may never be monetized; however the Company will use its best efforts to do so.

INDUSTRY OVERVIEW

Mike The Pike Productions Inc. aims to foster continued success in an industry which provides inspiration, awareness, entertainment and multiple streams of revenue.

Global Motion Picture & Movie Industry

The global motion picture and entertainment industry is expected to reach close to $87 billion, according to Marketline. Market growth is forecast to slow to a yearly rate of -0.3% through 2015, to under $86 billion. Box office sales represent the leading market segment, generating close to $32 billion, or over 36% of the overall market in terms of value.

Theatrical motion pictures involve the production, distribution and exhibition of movies. The industry is competitive, with various players from major studios and national exhibition chains as well as independent production companies, distributors and art houses. The motion picture market refers not only to the theatrical sector but also to other sectors like home video, video games, pay television, merchandising and network television.

Cited from: http://www.reportlinker.com/ci02089/Motion-Pictures-and-Movie.html

Key Market Segments

Filmed entertainment revenue will surpass US$100bn in 2017 as emerging markets drive growth. Globally, filmed entertainment revenue will rise at a CAGR of 4.5% from US$88.3bn in 2013 to US$110.1bn in 2018, passing US$100bn in 2017. While some of this expansion will be driven by growing demand in emerging markets, notably China, mature markets such as the US, the UK and Japan will also continue to grow.

OTT/streaming services will deliver the fastest rates of growth. OTT/streaming will see the fastest rates of growth (28.1% CAGR), rising from US$6.6bn globally in 2013 to US$22.7bn by 2018, and will exceed revenue from physical sell-through by 2018.

Though Hollywood films will still dominate, the distribution of video content will continue to evolve. In the next five years, while big-budget Hollywood movies will still appear first in a cinema, release windows elsewhere will continue to contract and evolve. As new players enter the market and new platforms grow in popularity, traditional distribution models will be disrupted.
The US market for TV subscriptions and license fees was estimated to be worth almost $74.4 billion last year, and is predicted to reach $83 billion by 2017. Number of households are to reach 108 million households by 2018.

___________

2   Ibid.

TV advertising spending is projected to grow from $63.8 billion last year to $66.8 billion this year and $81.6 billion in 2017. TV is the largest advertising medium in the US, accounting for 38% of total advertising revenues last year. Terrestrial broadcasting remains the domain of the big 4 networks (ABC, CBS, NBC, and Fox), but the multichannel sector (led by TBS, Discovery, and USA Network) represented 35% of TV advertising revenues last year.

Global consumer books revenue grew in 2013 after years of decline, as the increase in e-books revenue surpassed the fall in print. Global consumer books revenue will increase at a CAGR of 0.9% to US$64.9bn in 2018.

 The global online movie market is expected to reach almost $4.45 billion by 2017, according to research from GIA. Moving forward, market growth will be fuelled by broadband internet, increasing rentals and 3D movies. The number of movies available online is growing steadily, along with the online movie consumer base. With outfits such as Netflix and Apple facilitating movie downloads and viewing, consumers are quick to choose movies to rent or buy for home viewing. With movie theater outings becoming an increasingly expensive option, consumers are moving towards the trend of movie viewing at home, especially in the context of the economic recession.

The global online movie ticketing services industry is expected to reach almost $14 billion by 2017, according to research from GIA. Factors fuelling the market include the popularity of digital 3D screens. In 2010, global movie ticket sales reached $32 billion, representing more than a $2 billion increase in two years. Online movie booking is made easier by theaters detailing available seats, as done by sites like Moviefone and Fandango. The market has also benefited from broadband internet penetration, and the popularity of mobile devices, which mean consumers have easy access constantly.

Key Market Segments data Cited from: http://www.reportlinker.com/ci02089/Motion-Pictures-and-Movie.html

Regional Markets

The US movie and entertainment industry is expected to grow at a yearly rate of around -4% between 2010 and 2015, according to research from Marketline. This would bring the market to over $24 billion by the close of 2015. Video sales represent the leading market segment, generating close to $12 billion, or 40% of the overall market.

Industry Leaders

MPAA member studios such as Paramount, 20th Century Fox, Warner Bros., Sony, Universal and Disney continue to dominate the industry. Leading players operating in the global motion pictures industry include companies offering movies online, such as Rovi, Sony, Walmart, Amazon, Computer Entertainment, Microsoft, Apple and Netflix. Companies in the online movie tickets market include Cinemark, CineStar, Inox Leisure, Fandango, KyaZoonga, MovieFone, Cineplex Entertainment, MovieTickets.com, BookMyShow and BIG Cinemas.

Cited from: http://www.reportlinker.com/ci02089/Motion-Pictures-and-Movie.html

Market Outlook

The global movie industry continues to see huge growth, fuelled by the popularity of films, rising consumer income and technological developments. In 2016, the market is expected to reach a worth of just over two trillion U.S. dollars. In 2015, the entertainment and media market in the United States is expected to be worth over $589 billion U.S. dollars.

Cited from http://www.statista.com/statistics/237749/value-of-the-global-entertainment-and-media-market/

The production and distribution of film and television is facilitated by developments in technology, with digital technology in particular revolutionizing the industry. As digital technology allows distribution to take place through fiber-optic cable or satellites, the future of movie theaters will be increasingly hassle free, perhaps one day breaking away completely from physical film, cutting the transport costs associated with metal film canisters.

ITEM 1A.  RISK FACTORS.

Risk Factors Related to Operations

Investment in the film industry is highly speculative and inherently risky. There can be no assurance of the economic success of any motion picture since the revenues derived from the production and distribution of a motion picture depend primarily upon its acceptance by the public, which cannot be predicted. The commercial success of a motion picture also depends upon the quality and acceptance of other competing films released into the marketplace at or near the same time, general economic factors, and other tangible and intangible factors, all of which can change and cannot be predicted with certainty.

The entertainment industry in general, and the motion picture industry in particular, are continuing to undergo significant changes, primarily due to technological developments. Although these developments have resulted in the availability of alternative and competing forms of leisure time entertainment, such technological developments have also resulted in the creation of additional revenue sources through licensing of rights to such new media, and potentially could lead to future reductions in the costs of producing and distributing motion pictures. In addition, the theatrical success of a motion picture remains a crucial factor in generating revenues in other media such as videocassettes and television. Due to the rapid growth of technology, shifting consumer tastes, and the popularity and availability of other forms of entertainment, it is impossible to predict the overall effect these factors will have on the potential revenue from and profitability of feature-length motion pictures.

The Company’s success will depend partly upon the ability of management to produce content of exceptional quality at a lower cost, which can compete in appeal with higher-budgeted films of the same genre. In order to minimize this risk, management plans to participate as much as possible throughout the process and will aim to mitigate financial risks where possible. Fulfilling this goal depends on the timing of investor financing, the ability to obtain distribution contracts with satisfactory terms, and the continued participation of the current management.

The Company’s focus is in Film, Television and New Media projects, including Literary Assets in the form of film/series rights.  Direct ownership in the Motion Picture industry includes many risks including: declines in demand vs. supply of Film Production, reduction or elimination of tax incentives in certain locales, economic downfall of one or more major purchasing territories, audience/buyer unpredictability, inability to collect on receivables, etc..  An economic downturn could have a material adverse effect on the Film Production markets, which in turn could result in the Company not achieving its investment objectives.

Film/Television/New Media investments are subject to varying degrees of risk. The yields available from investments in Film Production depend on the amount of income and capital appreciation generated by the related projects. Income and Film Production returns may also be adversely affected by such factors as applicable laws, distributor/sales agent efficacy and the availability of tax incentives in filming locales.

Filmed Entertainment Development Risks. The Company will engage in Film, Television & New Media Production development, including investment in literary assets.  As a result, the Company will be subject to the risks normally associated with motion picture industry activities.  Such risks include, without limitation, risks relating to the availability of cast and crew, the cost and timely completion of film, television & new media projects and the availability of pre-sales, tax incentives and institutional financing on favorable terms.  These risks could result in substantial unanticipated delays or expenses and, under certain circumstances, could prevent completion of development activities once undertaken, any of which could have an adverse effect on the financial condition and results of operations of the Company.

Uninsured Losses.  Although the Company intends to arrange for or verify the existence of the appropriate insurance coverage for each project in which it holds an interest, including a completion bond on any film budgeted over $1m, there are certain types of losses (generally of a catastrophic nature, such as wars, terrorism, earthquakes and floods) that are either uninsurable or not economically insurable. Should any such uninsured risk occur or cause the destruction or damage of any project, including the ability to finish said project or should a hazard insured against occur where the loss is in excess of insurance limits or should the insurance company be unable to pay the claim, both invested capital and potential profits could be lost.

No Assurance of Receivables or Cash Distributions.  There is no assurance that Film, Television & New Media Production investment will appreciate in value, maintain their present values, or be sold at a profit. The marketability and value of the projects will depend upon many factors beyond the control of the Company. There is no assurance that there will be a ready market for these properties, since investments in real property are generally illiquid, nor is there any assurance that sufficient cash will be generated from operations.

Limited Number of Projects.  It is expected that the Company will invest in or manage a limited number of productions.  A consequence of a limited number of projects is that the aggregate returns realized by the Company may be substantially adversely affected by the unfavorable performance of a small number of such investments.

Availability and Ability to Acquire Suitable Investments.  The identification of attractive partnerships, projects or investments is difficult and involves a high degree of uncertainty. While the Company believes that many attractive investments of the type in which the Company may partake are currently available, there can be no assurance that such investments will be available when the Company agrees to act on said investments, or that available investments will meet the Company’s investment criteria.  Although the Company believes it can successfully execute the strategy of the Company there is no assurance that the Company will be able to find suitable investments or, if found, that the Company will be able to generate superior returns.

Illiquid Investments.  The Company’s projects are long-term investments which are primarily illiquid. Company may invest in assets for which no liquid market exists or that are subject to legal or other restrictions of transfer.  The Company may not be able to sell assets when it desires to do so or to realize what it perceives to be their fair value in the event of a sale.

No Return for a Period of Years.  Even if the Company’s endeavors or investments prove successful, they may not produce a realized return for a period of years.

Lack of Diversification.  The Company is not subject to any restrictions with respect to investments in any particular industry, geography or type of investment.  The Company may have a non-diversified portfolio of operations and may have large amounts of Company assets invested in a small number of investments. Unlike most of the major studios, which are part of large diversified corporate groups with a variety of other operations, we currently depend primarily on the success of our feature films and other properties. For example, unlike us, many of the major studios are part of corporate groups that include television networks and cable channels that can provide stable sources of earnings and cash flows that offset fluctuations in the financial performance of their feature films. Our lack of a diversified business model could adversely affect us if our feature films or other properties fail to perform to our expectations.

The Company may be unable to manage its future growth. If the company cannot successfully manage the growth, the company may run out of money and fail.

Any extraordinary growth may place a significant strain on management, finance, operating and technical resources. Failure to manage this growth effectively could have a materially adverse effect on the Company's financial condition or the results of its operations.

As our business grows, we will need to attract additional managerial employees, which we might not be able to do.

We have only two officers and directors. In order to grow and implement our business plan, we would need to add managerial talent in sales, technical, and finance to support our business plan.  There is no guarantee that we will be successful in adding such managerial talent.

The Company may retain independent contractors or consultants due to capital constraints to help grow the business. If these resources do not perform, the Company may have to cease operations and you may lose your investment.

The Company's management may decide due to economic reasons to retain independent contractors to provide services to the Company. Those independent individuals have no fiduciary duty to the shareholders of the Company and may not perform as expected.

Although our CEO has committed to fund operations in the event we are unable to raise additional funds, his efforts are on a best-efforts basis and may not be sufficient to maintain operations.

Our CEO has verbally committed to funding start-up costs or to provide additional paid in capital.  The commitment is on a best-efforts basis and thus may not cover our actual costs.  In addition, there are no terms set regarding the amount of the loan and/or paid in capital.  The result is potential liabilities that could affect shareholders in the form of dilution if in the form of paid in capital or could affect revenues and cash flows of the Company if in the form of a loan.

Risk Factors Related to Our Common Stock and Market Liquidity

There is no public market for our securities and an active trading market may not develop.

We cannot predict the extent to which this filing will lead to the development of an active trading market in the “pink sheets” or otherwise or how liquid that market might become. An active public market for our Common Stock may not develop or be sustained.. If an active public market does not develop or is not sustained, it may be difficult for our current shareholders to sell their shares of Common Stock at a price that is attractive to them, or at all.

Our stock price may be volatile or may decline regardless of our operating performance, and you may not be able to resell your shares and the price of our common stock may fluctuate significantly.

Once our shares begin trading, the market price for our common stock is likely to be volatile, in part because trading of our shares was halted by the SEC and FINRA. Trading was halted because the SEC determined that questions had arisen concerning the adequacy and accuracy of press releases concerning the company’s operations and the accuracy of its financial statements.3

•           changes in general economic or market conditions or trends in our industry or the economy as a whole and, in particular, in the nutraceutical industry;
•           changes in key personnel;
•           entry into new geographic markets;
•           actions and announcements by us or our competitors or significant acquisitions, divestitures, strategic partnerships, joint ventures or capital commitments;
•           investors’ perceptions of our prospects and the prospects of the entertainment industry;
•           fluctuations in quarterly operating results, as well as differences between our actual financial and operating results and those expected by investors;
•           the public’s response to press releases or other public announcements by us or third parties, including our filings with the SEC;

______________

3  For more information please refer to Order of Suspension of Trading, dated September 17, 2012, In the Matter of AER Energy Resources, Inc., Alto Group Holdings, Inc., Bizrocket.com Inc. Fox Petroleum, Inc., Geopulse Explorations Inc., Global Technologies Group Inc.,KMA Global Solutions International, Inc., Mike the Pike Productions Inc.. Mobile Star Corp., Savwatt USA, Inc., Scorpex Inc., Silver Dragon Resources Inc, Strategic Mining Corp., Surgline International Inc., Thrive World Wide Inc., Zamage Digital Art Imaging Inc. File No. 500-1

•           announcements relating to litigation;
•           financial guidance, if any, that we provide to the public, any changes in this guidance or our failure to meet this guidance;
•           changes in financial estimates or ratings by any securities analysts who follow our common stock, our failure to meet these estimates or failure of those analysts to initiate or maintain coverage of our common stock;
•           the development and sustainability of an active trading market for our common stock;
•           future sales of our common stock by our officers, directors and significant stockholders; and
•           changes in accounting principles affecting our financial reporting.

 These and other factors may lower the market price of our common stock, regardless of our actual operating performance. As a result, our common stock may trade at prices significantly below historic prices.

The stock markets and trading facilities, including the OTC Bulletin Board, have experienced extreme price and volume fluctuations that have affected and continue to affect the market prices of equity securities of many e-cigarette companies. In the past, stockholders of some companies have instituted securities class action litigation following periods of market volatility. If we were involved in securities litigation, we could incur substantial costs and our resources and the attention of management could be diverted from our business.

The Company may issue more shares in connection with future mergers or acquisitions, which could result in substantial dilution to existing shareholders.

Our Certificate of Incorporation authorizes the issuance of 2,249,000,000 shares of common stock. Any future merger or acquisition effected by us may result in the issuance of additional securities without stockholder approval and may result in substantial dilution in the percentage of our common stock held by our then-current stockholders. Moreover, the common stock issued in any such merger or acquisition transaction may be valued on an arbitrary or non-arm’s-length basis by our management, resulting in an additional reduction in the percentage of common stock held by our then existing stockholders. Our Board of Directors has the power to issue any or all of such authorized but unissued shares without stockholder approval. To the extent that additional shares of common stock or preferred stock are issued in connection with a future business combination or otherwise, dilution to the interests of our stockholders will occur, and the rights of the holders of common stock could be materially and adversely affected.

We are currently in default of several debt obligations which could be detrimental to our operations and cash flows.

Currently, all outstanding promissory notes issued by the Company are in default. Specifically, we have issued promissory notes to Shaun Diedrich  in the amount of $90,000 and to Brian Kistler $594,000.  In the past, Shaun Diedrich and Brian Kesler have either a) extended the notes; b) converted the notes to common stock; or c) forgave portions of the debt.  Although we anticipate, based upon past dealings with these creditors have chosen to either extend the notes or forgive portions of debt, there is a possibility that the creditors could either convert a portion of the debt into common stock which would dilute the holdings of current shareholders.  The ability of the Company to issue additional stock may also require additional resources to increase the number of authorized shares available for issuance. Additionally, creditors could file suit based upon the default which would result additional expenses, fees and potentially penalties.  In addition, a filing of default would require the attention of our management who may not have resources available to properly defend the Company.

We cannot assure you that the common stock will become liquid or that it will be listed on a securities exchange.

We cannot assure you that we will be able to meet the initial listing standards of any stock exchange, or that we will be able to maintain any such listing. Until the common stock is listed on an exchange, it has been listed in the “pink sheets.” In those venues, however, an investor may find it difficult to obtain accurate quotations as to the market value of the common stock.

Even if publicly-traded in the future, our common stock may be subject to “Penny Stock” restrictions.

If our common stock becomes publicly-traded and our stock price remains at less than $5, we will be subject to so-called penny stock rules which could decrease our stock's market liquidity. The Securities and Exchange Commission has adopted regulations which define a "penny stock" to include any equity security that has a market price of less than $5 per share or an exercise price of less than $5 per share, subject to certain exceptions. For any transaction involving a penny stock, unless exempt, the rules require the delivery to and execution by the retail customer of a disclosure statement written suitability relating to the penny stock, which must include disclosure of the commissions payable to both the broker/dealer and the registered representative and current quotations for the securities. Finally, the broker/dealer must send monthly statements disclosing recent price information for the penny stocks held in the account and information on the limited market in penny stocks. Those requirements could adversely affect the market liquidity of such stock. There can be no assurance that if our common stock becomes publicly-traded the price will rise above $5 per share so as to avoid these regulations.

There may be deficiencies with our internal controls that require improvements, and we will be exposed to potential risks from legislation requiring companies to evaluate controls under Section 404 of the Sarbanes-Oxley Act of 2002.

It may be time consuming, difficult and costly for us to develop and implement the additional internal controls, processes and reporting procedures required by the Sarbanes-Oxley Act. Currently, as a small company, we maintain our internal controls through a segregation of duties between our executive officers.  Although one member of our Board of Directors has limited experience as officers of publicly-traded companies, much of that experience came prior to the adoption of the Sarbanes-Oxley Act of 2002. Additionally, the Company’s officers and directors do not have experience in management of a publicly reporting company. This may be inadequate to have internal controls as we will rely heavily on direct management oversight of transactions, along with the use of external legal and accounting professionals.   We may need to hire additional financial reporting, internal auditing and other finance staff in order to develop and implement appropriate additional internal controls, processes and reporting procedures.

If we fail to comply in a timely manner with the requirements of Section 404 of the Sarbanes-Oxley Act regarding internal control over financial reporting or to remedy any material weaknesses in our internal controls that we may identify, such failure could result in material misstatements in our financial statements, cause investors to lose confidence in our reported financial information and have a negative effect on the trading price of our common stock.

Pursuant to Section 404 of the Sarbanes-Oxley Act and current SEC regulations, we are required to prepare assessments regarding internal controls over financial reporting and, furnish a report by our management on our internal control over financial reporting. We have begun the process of documenting and testing our internal control procedures in order to satisfy these requirements, which is likely to result in increased general and administrative expenses and may shift management time and attention from revenue-generating activities to compliance activities. While our management is expending significant resources in an effort to complete this important project, there can be no assurance that we will be able to achieve our objective on a timely basis. Failure to achieve and maintain an effective internal control environment or complete our Section 404 certifications could have a material adverse effect on our stock price.

In addition, in connection with our on-going assessment of the effectiveness of our internal control over financial reporting, we may discover “material weaknesses” in our internal controls as defined in standards established by the Public Company Accounting Oversight Board, or the PCAOB. A material weakness is a significant deficiency, or combination of significant deficiencies, that results in more than a remote likelihood that a material misstatement of the annual or interim financial statements will not be prevented or detected. The PCAOB defines “significant deficiency” as a deficiency that results in more than a remote likelihood that a misstatement of the financial statements that is more than inconsequential will not be prevented or detected.

In the event that a material weakness is identified, we will employ qualified personnel and adopt and implement policies and procedures to address any material weaknesses that we identify. However, the process of designing and implementing effective internal controls is a continuous effort that requires us to anticipate and react to changes in our business and the economic and regulatory environments and to expend significant resources to maintain a system of internal controls that is adequate to satisfy our reporting obligations as a public company. We cannot assure you that the measures we will take will remediate any material weaknesses that we may identify or that we will implement and maintain adequate controls over our financial process and reporting in the future.

Any failure to complete our assessment of our internal control over financial reporting, to remediate any material weaknesses that we may identify or to implement new or improved controls, or difficulties encountered in their implementation, could harm our operating results, cause us to fail to meet our reporting obligations or result in material misstatements in our financial statements. Any such failure could also adversely affect the results of the periodic management evaluations of our internal controls and, in the case of a failure to remediate any material weaknesses that we may identify, would adversely affect the annual auditor attestation reports regarding the effectiveness of our internal control over financial reporting that are required under Section 404 of the Sarbanes-Oxley Act. Inadequate internal controls could also cause investors to lose confidence in our reported financial information, which could have a negative effect on the trading price of our common stock.

Reporting requirements may utilize a substantial portion of our cash and reduce the period of time we can survive on our available cash reserves prior to generating significant revenue.

We will incur ongoing costs and expenses for SEC reporting and compliance. Management anticipates that within 3 months of the date of the distribution, an application will be filed with FINRA for the public trading of our common stock on the OTC Bulletin Board or the OTC Markets, but there is no assurance that the Company's common stock will be quoted on the OTC Bulletin Board or the OTC Markets or any other exchange or trading facility To be eligible for quotation on the OTCQB or OTCBB, issuers must remain current in their filings with the SEC.  Market Makers are not permitted to begin quotation of a security whose issuer does not meet this filing requirement.  Securities already quoted on the OTCQB that become delinquent in their required filings will be removed following a 30 day grace period if they do not make their required filing during that time. In order for us to remain in compliance we will require future revenues to cover the cost of these filings, which could comprise a substantial portion of our available cash resources. We estimate that our costs we expect to incur as a public company will be $40,000 for the twelve months following the effective date of this registration statement.

ITEM 2. FINANCIAL INFORMATION

For financial reports, please see Item 15 and  the exhibits index below and corresponding exhibits, which are incorporated herein by reference.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

Forward Looking Statements

This Current report on Form 10 contains forward-looking statements that involve risks and uncertainties. These statements relate to future events or our future financial performance. In some cases, you can identify forward-looking statements by terminology including “could”, “may”, “will”, “should”, “expect”, “plan”, “anticipate”, “believe”, “estimate”, “predict”, “potential” and the negative of these terms or other comparable terminology. These statements are only predictions. Actual events or results may differ materially.

While these forward-looking statements, and any assumptions upon which they are based, are made in good faith and reflect our current judgment regarding the direction of our business, actual results will almost always vary, sometimes materially, from any estimates, predictions, projections, assumptions or other future performance suggested in this report.

Significant Accounting Policies

Our discussion and analysis of our results of operations and liquidity and capital resources are based on our consolidated financial statements, which have been prepared in accordance with accounting principles generally accepted in the United States. The preparation of these financial statements requires us to make estimates and judgments that affect the reported amounts of assets, liabilities, revenues and expenses, and disclosure of contingent assets and liabilities. On an ongoing basis, we evaluate our estimates and judgments, including those related to revenue recognition, valuation of intangible assets and investments, share-based payments, income taxes and litigation. We base our estimates on historical and anticipated results and trends and on various other assumptions that we believe are reasonable under the circumstances, including assumptions as to future events. These estimates form the basis for making judgments about the carrying values of assets and liabilities that are not readily apparent from other sources. By their nature, estimates are subject to an inherent degree of uncertainty. Actual results that differ from our estimates could have a significant adverse effect on our operating results and financial position. We believe that the following significant accounting policies and assumptions may involve a higher degree of judgment and complexity than others.

Emerging Growth Company

We qualify as an “emerging growth company” under the JOBS Act. As a result, we are permitted to, and intend to, rely on exemptions from certain disclosure requirements. For so long as we are an emerging growth company, we will not be required to:

●	have an auditor report on our internal controls over financial reporting pursuant to Section 404(b) of the Sarbanes-Oxley Act;

●
comply with any requirement that may be adopted by the Public Company Accounting Oversight Board regarding mandatory audit firm rotation or a supplement to the auditor’s report providing additional information about the audit and the financial statements (i.e., an auditor discussion and analysis);

●	submit certain executive compensation matters to shareholder advisory votes, such as “say-on-pay” and “say-on-frequency;” and

●	disclose certain executive compensation related items such as the correlation between executive compensation and performance and comparisons of the CEO’s compensation to median employee compensation.

In addition, Section 107 of the JOBS Act also provides that an emerging growth company can take advantage of the extended transition period provided in Section 7(a)(2)(B) of the Securities Act for complying with new or revised accounting standards. In other words, an emerging growth company can delay the adoption of certain accounting standards until those standards would otherwise apply to private companies. We have elected to take advantage of the benefits of this extended transition period. Our financial statements may therefore not be comparable to those of companies that comply with such new or revised accounting standards.

We will remain an “emerging growth company” for up to five years, or until the earliest of (i) the last day of the first fiscal year in which our total annual gross revenues exceed $1 billion, (ii) the date that we become a “large accelerated filer” as defined in Rule 12b-2 under the Securities Exchange Act of 1934, which would occur if the market value of our ordinary shares that is held by non-affiliates exceeds $700 million as of the last business day of our most recently completed second fiscal quarter or (iii) the date on which we have issued more than $1 billion in non-convertible debt during the preceding three year period.

Uncertainties

Although we have been in operation for some time, we are still a development stage company, and we have not generated any revenues from our business activities. Thus, we anticipate that we will require additional financing in order to complete our acquisition activities. We currently do not have sufficient financing to fully execute our business plan and there is no assurance that we will be able to obtain the necessary financing to do so. Accordingly, there is uncertainty about our ability to continue to operate if we undergo any acquisition or to even undergo an acquisition.

Plan of Operations

The following plan of operation provides information which management believes is relevant to an assessment and understanding of our results of operations and financial condition. The discussion should be read along with our financial statements and notes thereto. This section includes a number of forward-looking statements that reflect our current views with respect to future events and financial performance. Forward-looking statements are often identified by words like believe, expect, estimate, anticipate, intend, project and similar expressions, or words which, by their nature, refer to future events. You should not place undue certainty on these forward-looking statements. These forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from our predictions.

Results of Operations

Our results of operations are presented below:

Results of Operations for the Twelve Months Ended December 31, 2013 compared to the Twelve Months Ended December 31, 2012 and for the Nine Months ended September 30, 2014 comparted to the Nine Months Ended September 30, 2013.

During the twelve months ended December 31, 2013 we incurred a net loss of $(231,854), compared to a net loss of $(552,307) during the same period in fiscal 2012. The decrease in our net loss during the year ended December 31, 2013 was primarily due to decreased General and Administrative Expenses and operating costs relating to salaries and other general and administrative expenses.

Our total operating expenses for the year ended December 31, 2013 were $157,812, compared to operating expenses of $418,259 during the same period in fiscal 2012. Additionally, we incurred interest expense due to interest payments for the year ended December 31, 2013 of $85,951 compared to $94,163 during the same period in fiscal 2012.

During the nine months ended September 30, 2014 we incurred a net loss of $(193,545), compared to a net loss of $(136,890) during the same period in fiscal 2013. The decrease in our net loss during the year ended September 30, 2014 was primarily due to decreased General and Administrative Expenses and operating costs relating to salaries and other general and administrative expenses.

Our total operating expenses for the nine months ended September 30, 2014 were $111,554, compared to operating expenses of $54,917 during the same period in fiscal 2013. Additionally, we incurred interest expense due to interest payments for the nine months ended September 30, 2014 of $65,086 compared to $63,837 during the same period in fiscal 2013.

Liquidity and Capital Resources

As of December 31, 2013 we had $2,595 in cash and $419,564 in total assets, and $1,883,695 total liabilities as compared to $0 in cash, and $445,974 in total assets, and $1,684,251 in total liabilities as of December 31, 2012.

As of September 30, 2014 we had $403 in cash and $398,502 in total assets, and $2,027,678 total liabilities as compared to $2,595 in cash, and $419,564 in total assets, and $1,883,695 in total liabilities as of December 31, 2013.

We are dependent on our revenues for cash flow, as we have minimized cash flow requirements through equity or debt financing.  However, as we intend to expand operations, it is likely that we will require cash flow from financing in the future which could affect our ability to become cash flow positive.

For the year ending  December 31, 2013 we provided net cash of $2,595 on operating activities, compared to net cash used of $113,959 on operating activities during the same period in fiscal 2012.

For the nine months ending September 30, 2014 we provided net cash of $(15,784) on operating activities, compared to net cash used of $852 on operating activities during the same period in fiscal 2013.

During the year end December 31, 2013, net cash of from loans from stockholder of $688 was provided in the financing activities compared to net cash from loans from stockholder of $71,115 and common stock sales of $38,000 resulting in an increase of cash of $109,115 during the same period in fiscal 2012.

During the nine months ended September 30, 2014, net cash of $3,400 was used on investing activities compared to net cash of $852 used during the same period in fiscal 2013.

During the year end September 30, 2014, net cash from loans from stockholder of $16,992 was provided in the financing activities compared to net cash from loans from stockholder of $0 during the same period in fiscal 2013.

We have yet to determine precisely how we will structure future acquisitions and how we intend to pay for them.  We may require additional financing, but we are uncertain as to whether we will finance acquisitions or use equity as purchasing currency.  In either case, our acquisitions may have a negative effect on stockholder equity.

All current outstanding promissory notes are in default. Notes to Shaun Diedrich  $90,000 and Brian Kistler $594,000 previously has:

a) extended the notes
b) converted the notes to common stock  or
c) forgave portions of the debt.

We would anticipate based upon their history they would do a or c.  In the event that they would wish to do b this can only occur if here is both sufficient common stock available for conversion and a sufficient number of common stock shares are authorized by the Corporation.  Currently the Company would have to authorize more shares to accomplish this.

Results of Operations for the Three Months Ended September 30, 2014 compared to the Three Months Ended September 30, 2013.

During the three months ended September 30, 2014 we incurred a net loss of $(62,921), compared to a net loss of $(64,040) during the same period in fiscal 2013. The increase in our net loss during the six months ended September 30, 2014 was primarily due to increased Professional expenses.

Our total operating expenses for the three months ended September 30, 2014 were $38,101, compared to operating expenses of $35,070 during the same period in fiscal 2013. Additionally, we incurred interest expense due to interest payments for the three months ended September 30, 2014 of $21,695 compared to $21,820 during the same period in fiscal 2013, respectively.

Future Financings

We estimate that our costs we expect to incur as a public company will be $40,000 for the twelve months following the effective date of this registration statement. Without increased revenues or financing, we may be unable to absorb such costs, resulting in inability to timely file reports and consequently result in our stock being traded on the “pink sheets,” which, in turn, will adversely affect any active trading market for our common stock and limit how liquid that market may be.

Acquisition of Sites and Equipment and Other Assets

The Company has identified a number of potential acquisition targets, namely a working list of literary properties for Option or Purchase. We have yet to settle upon the appropriate course of action, thus we are not able to calculate future costs of acquisitions.

Off-Balance Sheet Arrangements

We have no significant off-balance sheet arrangements that have or are reasonably likely to have a current or future effect on our financial condition, revenues or expenses, results of operations, liquidity, capital expenditures or capital resources that are material to stockholders.

Inflation

The amounts presented in the financial statements do not provide for the effect of inflation on our operations or financial position. The net operating losses shown would be greater than reported if the effects of inflation were reflected either by charging operations with amounts that represent replacement costs or by using other inflation adjustments.

ITEM 3.  PROPERTIES

Mike The Pike Productions Inc. does not own any significant property. It currently leases an office at 9419 East San Salvador Blvd; Suite 105-B 8, Scottsdale, AZ  85258.  The office is approximately 500 square feet and is sufficient for the Company’s current objectives.  Film Production is and will be completed off-site at various locations, as each project deems necessary, if at all.

ITEM 4.  SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth, as of the date of this report, the total number of shares owned beneficially by each of our directors, officers and key employees, individually and as a group, and the present owners of 5% or more of our total outstanding shares. The stockholders listed below have direct ownership of his/her shares and possess voting and dispositive power with respect to the shares.

Name and Address Beneficial Owner	Number of Shares	Percentage of Ownership

Mark Newbauer [1]	12,668,500	63.3%

Ted Chalmers	3,989,000	19.5%

Jim DiPrima [2]	0	0.00%

All Officers and Directors as a Group (2 persons)	16,657,500	82.	8%

[1]  Mark Newbauer is our President, CEO and a member of the Board of Directors.
[2] Jim DiPrima is our CFO

ITEM 5.  DIRECTORS, EXECUTIVE OFFICERS, PROMOTERS AND CONTROL PERSONS; COMPLIANCE WITH SECTION 16(a) OF THE EXCHANGE ACT.

Officers and Directors

Our current board of directors consists of one individuals, and Mark Newbauer.  Each director will serve until his or her successor is elected and qualified. Our officers are elected by the board of directors to a term of one (1) year and each serve until his or her successor is duly elected and qualified, or until he or she is removed from office. The board of directors has no nominating, auditing or compensation committees.

The person named above has held his offices/positions since our inception and is expected to hold his offices/positions until the next annual meeting of our stockholders.

ITEM 6.  EXECUTIVE COMPENSATION

Background of officers and directors

Mark B. Newbauer CEO/Founder – Age 41

Born December 28, 1973, Mark B. Newbauer graduated from the renowned film and producer's track at Columbia College Chicago as well as The Second City Chicago Training Center where he was a writer, director and performer. His debut short, Dreamkiller, is an ambitious take on Sirhan Sirhan and the events leading up to the RFK assassination. Dreamkiller was winner of "Best of the Fest" at the 1999 New York International Independent Film and Video Festival. Newbauer also worked in the Talent and Literary departments at The Gage Group, an agency with offices in New York and Los Angeles.

After more than a decade in the entertainment industry, Newbauer took his passion for both the art of filmmaking and the business sense necessary for a thriving brand, and launched Mike The Pike Productions Inc., a full-spectrum entertainment firm with a focus in Feature Films and Graphic Novel Entertainment. Recently, Newbauer, obo Mike The Pike, secured the film rights to the World Fantasy Award-winning werewolf thriller, George R.R. Martin's The Skin Trade; and produced White Space, an effects driven sci-fi thriller starring Holt McCallany and Zulay Henao. In early 2012. The Company currently envisions itself as a neophyte media holdings company consisting of Mike The Pike Productions Inc., Spokefish Entertainment and Saint James Films, LLC, which specializes in low-budget, entertaining genre films for the global marketplace.

James DiPrima CFO, Age 65

Mr. DiPrima,  has a Bachelor of Science in Business Administration from Creighton University, Omaha, Nebraska.  His career includes 40 years of finance and accounting in both the public and private sectors. He has held various positions with start-up companies.  He has served as chief executive officer of MBD Midwest, a holding company for national pack and ship franchises where he managed the development of retail outlets in multiple states.  Mr. DiPrima has been working in various positions with public traded companies since 1995.  His accomplishments included guiding several companies through the reverse merger process, raising capital and consulting on various mezzanine financings. Most recently he has acted as chief executive officer of Rising India, Inc. (OTC: RSII) a public company that is developing assisted living facilities.  He has also served as CFO for Coastal Technologies, Inc. a public traded company (NQB: CTTJ) that provided  IT outsourcing and billing software solutions to the healthcare industry and as CEO of  Netcoast Communications, Inc. (NQB: NCST) a manufacturer of testing equipment for natural gas pipelines.

Summary Compensation Table

Name And Principal Position (a)	Year (b)	Salary (US$) (c)	Bonus (US$) (d)	Stock Awards (US$) (e)*	Option Awards (US$) (f)	Non- Equity Incentive Plan Compensation (US$) (g)	Nonqualified Deferred Compensa- tion Earnings (US$) (h)	All Other Compen- sation (US$) (i)	Total (US$) (j)

Mark Newbauer	2014	$60,000	0	0	0	0	0	0	$60,000
President, CEO	2013	$60,000	0	0	0	0	0	0	$60,000
Director	2012	$43,641	0	$100,000	0	0	0	0	$143,641
	2011	0	0	0	0	0	0	0	0

James DiPrima [1]	2014	0	0	0	0	0	0	0	0
CFO, COO	2013	0	0	0	0	0	0	0	0
	2012	0	0	0	0	0	0	0	0
	2011	0	0	0	0	0	0	0	0

* Please reference Note 1 Section J of each of our financial statements for determining our assumptions as they related to stock based awards for compensation.

This information includes the dollar value of base salaries, bonus awards and number of stock options granted, and certain other compensation, if any.  The compensation discussed addresses all compensation awarded to, earned by, or paid to our named executive officer.

There are no other stock option plans, retirement, pension, or profit sharing plans for the benefit of our officers and directors other than as described herein.

Long-Term Incentive Plan Awards

We not have any long-term incentive plans that provide compensation intended to serve as incentive for performance.

ITEM 7.  CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS AND DIRECTOR INDEPENDENCE

Mr. Newbauer will continue to operate the Company.  In addition, Mr. Newbauer is a Producer with a vested personal equity stake in ‘White Space’ as well as a certain literary property in which the Company has passive participation. Once terms are finalized, the Company will fully disclose the same.

As of September 30, 2014, the Company’s CEO Mark Newbauer had advanced personal funds in the amount of $104,044 to pay various operating expenses.

The Chief Executive Officer personally contributed $6,000 for the payment of rent for the year ended December 31, 2013. The Chief Executive Officer personally contributed the amount of $4,500 for the payment of rent for the nine months ended September 30, 2014 and September 30, 2013 and $1,500 for the three months ended September 30, 2014 and September 30, 2013 respectively.  The amount increased Additional Paid in Capital.

ITEM 8.  LEGAL PROCEEDINGS

On October 9, 2014, the Company received a complaint filed against the Company and Mark B. Newbauer, our CEO, personally, in Douglas County Court, Omaha, Nebraska, regarding its option on certain literary rights, which were held by the Company through September 3, 2014. The Complaint alleges three causes of actions, a) breach of contract; b) anticipatory breach of contract; and 3) fraudulent misrepresentation.  Company executives are aware of the Complaint in full, which was submitted on behalf of Panthera Entertainment, Matt Flynn and Edward Jarzobski, named as Plaintiffs in the Complaint.  Plaintiffs had an option with MikeThe Pike through August 31st, 2014 to perform in a certain capacity.  It is the contention of the Company that Plaintiffs materially failed to do so.  The Complaint seeks damages equal costs associated with the action and other such relief as the court deems just and equitable.  We have sought local counsel in the proper jurisdiction and shall file our reply in a timely manner.

ITEM 9.  MARKET PRICE OF AND DIVIDEND ON THE REGISTRANT’S COMMON EQUITY AND RELATED STOCKHOLDER MATTERS

The Company’s common stock is quoted on the “pink sheets” under the symbol “MIKP” There has been minimal reported trading to date in the Company’s common stock.

As of December 23, 2014, there were approximately 33 holders of record of the Company’s common stock.

As of December 23, 2014, 2014: (i) 0 shares of common stock are subject to outstanding options or warrants to purchase, or securities convertible into, common stock; (ii) 96,005,823 shares of common stock can be sold pursuant to Rule 144 under the Securities Act of 1933, as amended, and (iii) 510,000 shares of common stock are being, or has been publicly proposed to be, publicly offered by the Company.

Dividends

The Company has never declared or paid any cash dividends on its common stock. The Company currently intends to retain future earnings, if any, to finance the expansion of its business. As a result, the Company does not anticipate paying any cash dividends in the foreseeable future.

Securities Authorized for Issuance Under Equity Compensation Plans

None.

ITEM 10.  RECENT SALE OF UNREGISTERED SECURITIES

See Item 1.01.

ITEM 11.  DESCRIPTION OF REGISTRANT’S SECURITIES TO BE REGISTERED

Common Stock

Our authorized capital common stock consists of 2,249,000,000 shares of $0.001 par value common stock. Each share of common stock entitles a stockholder to one vote on all matters upon which stockholders are permitted to vote. No stockholder has any preemptive right or other similar right to purchase or subscribe for any additional securities issued by us, and no stockholder has any right to convert the common stock into other securities. No shares of common stock are subject to redemption or any sinking fund provisions. All the outstanding shares of our common stock are fully paid and non-assessable. Subject to the rights of the holders of the preferred stock, if any, our stockholders of common stock are entitled to dividends when, as and if declared by our board from funds legally available therefore and, upon liquidation, to a pro-rata share in any distribution to stockholders. We do not anticipate declaring or paying any cash dividends on our common stock in the foreseeable future.

Currently, we have 2,242,000,000 issued and outstanding as of January 2, 2015.

Preferred Shares

Our authorized capital preferred stock is 100,000,000 shares of $0.001 par value preferred stock. Pursuant to our Articles of Incorporation, our board has the authority, without further stockholder approval, to provide for the issuance of up to 100,000,000 shares of our preferred stock in one or more series and to determine the dividend rights, conversion rights, voting rights, rights in terms of redemption, liquidation preferences, the number of shares constituting any such series and the designation of such series. Our board has the power to afford preferences, powers and rights (including voting rights) to the holders of any preferred stock preferences, such rights and preferences being senior to the rights of holders of common stock.
Our Board of Directors have designated a single Series of Preferred Stock designated as Series A Preferred. Series A Preferred Shares are convertible to common stock at the rate of one Share of preferred to 1,000 shares of common after notice to the Corporation by the holder, only when there is both sufficient common stock available for conversion and a sufficient number of common stock shares are authorized by the Corporation.  Preferred shares enjoy voting rights at the rate of 1/1000 (one to one thousand) with common stock and shall be entitled to vote when the holders of common stock shall have the right to vote.

Currently, the Company has issued 2,253,999 Series A Preferred Shares as of January 2, 2015.

Dividends

We have never paid any cash dividends on our common stock. We intend to retain and use any future earnings for the development and expansion of business and do not anticipate paying any cash dividends in the foreseeable future.

We refer you to our Certificate of Incorporation, Bylaws and the applicable provisions of the Nevada Private Corporations Law for a more complete description of the rights and liabilities of holders of our securities.

ITEM 12.  INDEMNIFICATION OF DIRECTORS AND OFFICERS

Under our Bylaws, we may indemnify an officer or director who is made a party to any proceeding, including a law suit, because of his position, if he acted in good faith and in a manner he reasonably believed to be in our Most Unexceptional interest. We may advance expenses incurred in defending a proceeding. To the extent that the officer or director is successful on the merits in a proceeding as to which he is to be indemnified, we must indemnify him against all expenses incurred, including attorney's fees. With respect to a derivative action, indemnity may be made only for expenses actually and reasonably incurred in defending the proceeding, and if the officer or director is judged liable, only by a court order. The indemnification is intended to be to the fullest extent permitted by the laws of the State of Wyoming.

Regarding indemnification for liabilities arising under the Securities Act of 1933, which may be permitted to directors or officers under Wyoming law, we are informed that, in the opinion of the Securities and Exchange Commission, indemnification is against public policy, as expressed in the Act and is, therefore, unenforceable.

ITEM 13.  FINANCIAL STATEMENTS AND SUPPLEMENTARY DATA

See Item 15 and the exhibits index below and corresponding exhibits, which are incorporated herein by reference.

ITEM 14.  CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON ACCOUNTING AND FINANCIAL DISCLOSURE.

There have been no disagreements on accounting and financial disclosures from the inception of our company through the date of this Form 10

ITEM 15.  FINANCIAL STATEMENTS AND EXHIBITS

Audited annual financial statements as of and for the years ended December 31, 2013 of Mike the Pike Productions, Inc..

● Report of Independent Registered Public Accountant DKM CPAs,;
● Balance Sheets as at June 30, 2014;
● Statements of Operations for the period ended June 30, 2014;
● Statements of Changes in Members’ Equity (Deficit) for the period ended June 30, 2014;
● Statements of Cash Flows for the period ended June 30, 2014; and
● Notes to Financial Statements.

Unaudited interim financial statements as of and for the three months ended September 30, 2014:

● Balance Sheets as at September 30, 2014;
● Statements of Operations for the three months ended September 30, 2014;
● Statements of Cash Flows for the three months ended September 30, 2014; and
● Notes to Financial Statements.

Exhibit No.	Description

3.1	Certificate of Incorporation of Reflexor, Inc. filed May 24, 1996. *

3.2	Certificate of Amendment of Pine Ridge Holdings, Inc. changing the name to Mike the Pike Productions, Inc. dated June 8, 2009. *

3.3	Articles of Incorporation of Mike the Pike Merger Sub, Inc. (WY), dated September 29, 2010. *

3.4	Articles of Merger between Mike the Pike Productions, Inc. (NV) and Mike the Pike Merger Sub, Inc. (WY), dated October 10, 2010. *

3.5	Bylaws of the Company. *

3.6	Board Resolutions and State Filings showing change in officers and directors. *

3.7	Designation of Preferred Shares. *

10.1	Purchase and Sale Agreement between Mike the Pike Productions, Inc. and Saint James Films, LLC dated January 11, 2012. *

10.2	Distribution Agreement between TomCat Films, LLC and Saint James Films, LLC dated May 9, 2012. *

10.3	Partnership Agreement between Spoke Lane Entertainment and Mike the Pike Productions, Inc. dated June 1, 2010.

10.4	Employment Contract with Mark NewBauer dated January 1, 2012.

99.1	Audited annual financial statements as of and for the years ended December 31, 2013 of Mike the Pike Productions, Inc. *

99.2	Unaudited interim financial statements as of and for the three months ended September 30, 2014. *

*  Previously filed.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

Mike The Pike Productions Inc.
(Name of Registrant)

Date: March 12, 2015	By:	/s/ Mark Newbauer
Name: Mark Newbauer
Title: President and Chief Executive Officer

	By:	/s/ James DiPrima
Date: March 12, 2015		Name: James DiPrima
Title: Chief Financial Officer